Exhibit 99.1

  Avigen Reports Results for the Three and Nine Months Ended September 30, 2003
          $105 million in cash and securities to support strategic plan

ALAMEDA, CA, October 29, 2003 - Avigen, Inc., (Nasdaq: AVGN) today reported financial results for the three and nine months ended September 30, 2003. At September 30, 2003, Avigen had approximately $105 million in cash, cash equivalents, available-for-sale securities and restricted investments, compared with approximately $111 million at June 30, 2003 and $119 million at December 31, 2002.

"Both of our key product development programs have gained momentum," said John Monahan, Ph.D., Avigen's president and CEO. "In September, the FDA and the Institutional Review Boards at both the Stanford University Medical Center and the Children's Hospital of Philadelphia gave us clearance to proceed with our clinical trial of Coagulin-B(R), our product in development for the treatment of hemophilia-B. In October, we had a positive hearing at a meeting of the National Institutes of Health's Recombinant DNA Advisory committee (RAC) for AV201, our product candidate for the treatment of advanced Parkinson's disease. Our clinical trial site team, which is made up of leading doctors and researchers in neurology and Parkinson's disease from the University of California at San Francisco, presented the protocol for our proposed Phase 1 clinical trial of AV201 at the meeting. Next steps for Avigen include enrolling additional subjects in the hemophilia trial, filing an investigational new drug application with the FDA for AV201, and beginning to enroll patients in early 2004, contingent upon FDA clearance to proceed with the AV201 Parkinson's clinical trial."

Financial Results

For the three months ended September 30, 2003, Avigen reported revenue of $140,000, due primarily to the recognition of $125,000 in revenue resulting from the $2.5 million payment received from Bayer in the first quarter of 2003, which is being recognized ratably over five years. The remaining revenue is due to license fees and royalty payments. Revenue in the third quarter of 2002 was $13,000 in license fees and royalty payments.

Operating expenses declined 9 percent to $7.7 million in the three months ended September 30, 2003, from $8.5 million in the same period in 2002, reflecting the impact of the staff reduction in October 2002 and generally lower spending levels, partially offset by higher payments to third-party collaborators conducting preclinical research on our behalf.

Net interest income and other expense for the quarter ended September 30, 2003 were $629,000 compared with $1.4 million in the same period in 2002, reflecting both lower average balances of interest-bearing investments and a general decline in prevailing market interest rates between the two periods.

For the three months ended September 30, 2003, Avigen reported a net loss of $6.9 million, or $0.34 per share, compared with a net loss of $7.1 million, or $0.35 per share, in the same period in 2002.
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For the nine months ended September 30, 2003, Avigen reported revenue of
$298,000, compared with $29,000 in the same period in 2002. Operating expenses for the nine months ended September 30, 2003 were down 14% to $21.6 million, from $25.2 million in the same period of 2002. Net loss for the nine months ended September 30, 2003 was $18.9 million, or $0.94 per share, compared with a net loss of $21.2 million, or $1.06 per share, in the first nine months of 2002.

About Avigen
Avigen, Inc., headquartered in the San Francisco Bay Area, is a leader in the development of gene therapy products. Avigen's proposed gene delivery products are designed for direct administration to patients in order to achieve expression of therapeutic proteins within the body. Additional information on Avigen's proprietary gene delivery products can be found at www.avigen.com.

Avigen is actively enrolling participants in its Phase I clinical study for the treatment of hemophilia-B, an open-label, dose escalation safety trial of Coagulin-B. Participants must have severe hemophilia B with Factor IX levels below 1% of normal. Each will receive a single administration of Coagulin-B infused into the liver. The trial is currently being conducted at the Children's Hospital of Philadelphia and the Stanford University Medical Center. Participants will then be followed at their local treatment center. Patients and doctors who would like more information about enrollment criteria and the study should contact the Clinical Development Department at clinicaltrials@avigen.com or call at 510-748-7379.

Investors Please Note: The statements in this news release regarding Avigen's expectations for enrolling subjects in clinical trials, Avigen's beliefs regarding the potential of AV201 to treat Parkinson's disease, and for filing an investigational new drug application for AV201 with the FDA or for getting clearance from the FDA to conduct a clinical trial for the treatment of advanced Parkinson's disease with AV201 are forward-looking statements. Actual results may differ materially from current expectations due to a variety of factors, including: uncertainty in obtaining or maintaining approvals required by regulatory or institutional authorities due to unanticipated responses to the treatment or for other reasons; unanticipated delays in preparing regulatory filings; and Avigen may experience unexpected difficulties in enrolling suitable trial participants, which would delay the commencement or continuation of the trials. In addition, there are many other risks and uncertainties inherent in the development of gene therapy products. Other risks relating to Avigen are detailed from time to time in documents filed by Avigen with the SEC, including Avigen's Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed on August 8, 2003, under the caption "Risk Factors" in Item 2 of Part I of that report.

Contact:
Lise Needham
Associate Director of Investor Relations
Avigen, Inc.
510-748-7112
lneedham@avigen.com
                                      # # #
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                                                             AVIGEN, INC.

                                                  SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares                             Three months ended                       Nine months ended
   and per share information)                 ------------------------------------    ------------------------------------
                                                  September 30,    September 30,          September 30,    September 30,
                                                       2003             2002                  2003              2002
                                              ------------------------------------    ------------------------------------
                                                            (unaudited)                             (unaudited)

Revenue                                             $    140         $     13              $     298             $ 29
Operating expenses
    Research and development                           5,594            6,329                 15,985           19,456
    General and administrative                         2,084            2,144                  5,635            5,726
                                              --------------------------------        --------------------------------

    Total operating expenses                           7,678            8,473                 21,620           25,182

Loss from operations                                  (7,538)          (8,460)               (21,322)         (25,153)
Net interest income and other expense                    629            1,350                  2,378            3,932
                                              --------------------------------        --------------------------------

Net loss                                            $ (6,909)        $ (7,110)             $ (18,944)       $ (21,221)
                                              ================================        ================================

Basic and diluted net loss per share                $  (0.34)        $  (0.35)             $   (0.94)         $ (1.06)
                                              ================================        ================================

Shares used in basic and diluted
   per share calculation                          20,143,101       20,091,283             20,129,479       20,077,505
                                              ================================        ================================


CONDENSED BALANCE SHEETS                                                                  September 30,    December 31,
                                                                                               2003            2002
                                                                                      ------------------------------------
(In thousands)                                                                             (unaudited)         (1)

Cash, cash equivalents and available-for-sale securities                                   $  93,346       $ 107,724
Accrued interest and other current assets                                                      1,641           1,451
                                                                                      -------------------------------
  Total current assets                                                                        94,987         109,175
Restricted investments                                                                        11,928          11,500
Property and equipment, net                                                                   16,131          18,726
Deposits and other assets                                                                        912           1,285
                                                                                      -------------------------------

Total assets                                                                               $ 123,958       $ 140,686
                                                                                      ===============================


Current liabilities and deferred revenue                                                       2,768           1,777
Deferred revenue - non-current                                                                 1,750               -
Long-term obligations                                                                          8,927           8,852
Stockholders' equity                                                                         110,513         130,057
                                                                                      -------------------------------

Total liabilities and stockholders' equity                                                 $ 123,958       $ 140,686
                                                                                      ===============================

(1) Derived from audited financial statements.